UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2006

Health Net, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12718	95-4288333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21650 Oxnard Street, Woodland Hills, CA 91367 (Address of principal executive offices) (Zip Code)
(818) 676-6000
(Registrant’s telephone number, including area code) (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events.

On December 7, 2006, in the Wachtel v. Health Net, Inc. et al. and McCoy v. Health Net, Inc. et al. cases, the United States District Court for the District of New Jersey filed an opinion and order that ruled on a number of pending motions relating to various discovery issues. Among other things, the Court ordered that certain facts be deemed admitted against Health Net and that Health Net is to produce certain privileged documents. The Court also granted plaintiffs’ motions to preclude certain of Health Net’s documentary evidence and to strike certain of Health Net’s privilege logs and witnesses. The Court also stated that it will appoint a special master to monitor the completion of all discovery compliance, and that the costs for such special master are to be paid by Health Net. The Court also stated that it will assess monetary sanctions against Health Net consisting of a fine and the payment of plaintiffs’ reasonable attorneys’ fees and expenses in connection with various sanctions hearings and further discovery in amounts to be determined after the Court conducts certain additional proceedings. The Court reserved judgment on a per day monetary sanction for Health Net’s failure to meet a September 30, 2006 deadline for the restoration, review and production of certain emails and electronic attachments as required by a May 5, 2006 order. At this time, we are unable to determine whether the amounts of such sanctions will materially affect our results of operations and cash flow in the particular quarter or annual period in which they are assessed. However, management believes that the ultimate outcome of these proceedings should not have a material adverse affect on our financial condition and liquidity. Health Net intends to pursue all appropriate appellate rights with respect to the Court’s order.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH NET, INC.
Date: December 8, 2006	By:	/s/ B. Curtis Westen
		Name:	B. Curtis Westen
		Title:	Senior Vice President,
General Counsel and Secretary